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EXHIBIT 99.1

Monday, April 14, 2003



                                  PRESS RELEASE

                   Lawrence Financial Holdings, Inc. Announces
               Earnings Per Share of $0.20 for First Quarter 2003


LAWRENCE FINANCIAL HOLDINGS,  INC. (the "Company") - Ironton,  Ohio (OTCBB:LWFH)
                                                                           ----
reported basic and diluted earnings per share of $0.20 for the three months ended March 31, 2003. Net income for the first quarter of 2003 was $127,000, a decrease of $65,000, or 34%, when compared to reported first quarter, 2002 results. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

             "In 2003 the Company will accomplish several strategic objectives. One objective is the conversion, in July, from our current data processor to a new core processing provider, CSI. Once accomplished, the change to CSI will be a `Win-Win-Win'. Our customer base will realize multiple benefits from a much improved set of financial products and services which will be available through our banking subsidiary, Lawrence Federal Savings Bank. Our management systems will be improved over current levels. And finally, we project the post conversion reduction to overall data processing costs incurred by Company will be approximately $10,000 per month. Improved services, products, management systems and earnings truly creates unique opportunity for the Company to enhance customer service and shareholder value.

             Next, the Company announced on January 28, 2003 the approval of our second stock repurchase program. This program has targeted the repurchase of 55,000 shares, or approximately 8% of the Company's outstanding common stock. To date, we have repurchased 27,500 shares at a weighted average price of $17.91 per share. The Company will continue the repurchase program in the second quarter of 2003.

             Another strategic objective is one that has carried over from 2002, improving asset quality. As we discussed in prior press releases and public filings, the Company is working through the issues associated with elevated levels of delinquent loans, non-performing assets ("NPAs") and net charge-offs. Our local economy has not improved over the last quarter, nor has it deteriorated further. We believe that many of the delinquency issues we are facing today are the result of local and national economic conditions. However, we did see improvement in asset quality in the first quarter. One quarter's improvement does not constitute a trend, but the results were consistent with management's expectations.




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             At March 31,  2003  $936,000,  or 51%,  of our  non-performing assets ("NPA") were in the indirect mobile home loan portfolio which is down from $1,127,000, or 53%, at December 31, 2002. Non-performing assets related to our 1-4 family mortgage loan portfolio made up $465,000, or 26%, of our total NPAs which is down from $667,000, or 32%, at December 31, 2002. Allowance for Loan Losses ("ALL") was 1.24% of gross loans at March 31, 2003 compared to 1.14% at December 31, 2002. Net charge-offs for the first quarter of 2003 were $210,000.

             I would also like to remind all shareholders that the Annual Meeting for the Company will be held at 4:30 p.m. on May 12, 2003, in our Ironton Office. We look forward to seeing you at the meeting. If you are unable to attend in person I encourage you to vote your proxy and mail it as soon as possible."

         Asset quality improved in the first quarter of 2003 when compared to the fourth quarter of 2002. Non-performing assets totaled $1.8 million at March 31, 2003, or 1.34% of assets. Of this amount: $1.1 million were loans 90 days or more past due and still accruing ("Accr") interest; $656,000 were loans in a non-accrual ("N-Acr") status; and the remaining balance of $111,000 were other real estate properties owned ("OREO"). The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters:


---------------------------------------------------------------------------------------------------
                   NPA       NPA       Accr       Accr      N-Accr     N-Accr      OREO      OREO
    Quarter         $*        %         $*          %         $*          %         $*         %
     Ended                  Assets               Assets                Assets               Assets
---------------------------------------------------------------------------------------------------
 03/31/03        $1,823     1.34%     $1,056      0.78%      $656       0.48%      $111      0.08%
 12/31/02         2,118     1.58%      1,436      1.07%       531       0.41%       151      0.10%
 09/30/02         1,650     1.21%        980      0.72%       593       0.43%        77      0.06%
 06/30/02         1,610     1.20%        820      0.61%       759       0.57%        31      0.02%
 03/31/02         1,650     1.25%        620      0.47%       979       0.74%        51      0.04%

* All dollar values are shown in thousands.

         Lawrence Financial reported earnings for the first quarter ended March 31, 2003, of $127,000 compared to $192,000 for the same period in 2002. Net interest income was $1.3 million for the three months ended March 31, 2003, an increase of $71,000, or 6%, compared to the three months ended March 31, 2002. Net interest margin for the first quarter of 2003 averaged 4.11% compared to 3.95% for the same period in 2002. The increase in net interest margin of 16 basis points reflects an improvement of 4%. For the three months ending March 31, 2003, the average yield on earning assets was 6.27%, a decrease of 110 basis points when compared to the same period in 2002. The reduction in the yield on earning assets was more than offset by a reduction in the average cost of funding for earning assets which was 2.16% for the first quarter of 2003, a decrease of 126 basis points when compared to the same period in 2002. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.


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         Non-interest  income  increased  $134,000,  or 81%, for the three month period as compared to the same period ended March 31, 2002. The increase was due primarily to gains from the sale of securities. The Company recognized $300,000 in non-interest income in the first quarter of 2003 compared to $166,000 during the same period in 2002. In the first quarter of 2003 the Company recognized $153,000 in gains from the sale of securities and a loss of ($15,000) from the sale of assets.

         Non-interest expense increased $166,000, or 17%, for the three months ended March 31, 2003, as compared to the same period in 2002. The Company experienced a $53,000, or 12%, increase in salaries, wages and benefits paid during the first quarter of 2003 compared to the same period in 2002, which reflects the addition of employees in the loan collection, loan review, internal audit and operations departments within Company's banking subsidiary. The Company increase 2003 salaries and wages by an average of 3% and the cost of employee health benefits has increased by 30% when compared to the same three month period in 2002. In addition to increased salaries, wages and benefits: fees related to data processing services have increased by $62,000, or 46%, with $50,000 of the increase directly related to costs incurred in preparation for the July, 2003 deconversion from our current data processor; legal fees paid have increased $18,000, or 26%, most of which is a result of actions taken in the collection of delinquent loans; and miscellaneous expenses related to the repossession of indirect loans increased $24,000, compared to no expenses recorded for this activity in the first three months of 2002.

         Provision for loan loss was $300,000, an increase of $150,000, or 100%, for the three month period ending March 31, 2003 when compared to the same period in 2002. At March 31, 2003, the Company's allowance for loan losses as a percentage of gross loans outstanding increased by 5 basis points, from 1.19% to 1.24%, when compared to totals at March 31, 2002. Management considers the Company to be adequately reserved and will assess the need for additional reserves on at least a quarterly basis.

         Stockholders' equity at March 31, 2003, was $14.3 million, or 10% of total assets. This balance is a decrease of $537,000, or 4%, when compared to stockholder's equity at December 31, 2002. The decrease reflects treasury stock purchases totaling $2.2 million, offset in part by net income for the period. At March 31, 2003 book value per share was $21.03 compared to $20.97 at December 31, 2002.

         Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.


             This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.




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                        LAWRENCE FINANCIAL HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)
                   IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS


                                                   Three Months Ended
                                                        March 31,
                                                 2003              2002
                                               --------          --------
Operating Data:

Total interest income                         $  1,978           $  2,275
Total interest expense                             681              1,048
                                              --------           --------
    Net interest income                          1,297              1,227
Provision for loan losses                          300                150
                                              --------           --------
    Net interest income after
       provision for loan losses              $    997           $  1,077
Non-interest income                                162                171
Gain or (Loss) on sale                             138                 (5)
Non-interest expense                             1,126                961
                                              --------           --------

    Income before income taxes                $    171           $    280
Income taxes                                        44                 88
                                              --------           --------
    Net income                                $    127           $    192
                                              ========           ========

Per Common Share Data:
   Basic:
        Net Income                            $   0.20           $   0.27
        Avg Shares Outstanding                 633,122            715,669
   Diluted:
        Net Income                            $   0.20           $   0.26
        Avg Shares Outstanding                 644,535            739,638

Cash Dividends Per Common Share Declared:     $   0.07           $   0.07

Return on Average Equity:                         3.52%              4.98%

Return on Average Assets:                         0.38%              0.58%



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

                              LAWRENCE FINANCIAL HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                        (UNAUDITED)
                                 IN THOUSANDS OF DOLLARS



                                                 March 31,        December 31,       March 31,
                                                   2003              2002              2002
                                               ------------     --------------     ------------
Selected Financial Condition Data:

Total assets                                   $ 136,081        $  134,389         $  132,484
Cash and cash equivalents                         14,992            16,141             11,541
Investment securities                             18,599            14,192             11,823
Gross loans receivable                            96,571            97,568            103,791
Allowance for loan losses                          1,201             1,111              1,239
Loans receivable, net                             95,370            96,457            102,552
Deposits                                         121,139           118,926            113,711
Federal Home Loan Bank advances                       --                --              2,000
Stockholders' equity                              14,252            14,789             15,181





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

FOR MORE INFORMATION PLEASE CONTACT:

       Lawrence Financial Holdings, Inc.
       Jack Blair, President and CEO
                    or
       RobRoy Walters, SVP and CFO
       311 South Fifth Street
       Ironton, Ohio 45638

       Phone: (740) 532-0263
       Fax:   (740) 532-1885







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